Exhibit 99.1

MasterCraft Boat Holdings, Inc. Reports Fiscal 2019 Second Quarter Results

 Company Welcomes Crest; Delivers Quarterly Net Sales and Net Income

VONORE, Tenn. – February 7, 2019 – MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) (the “Company” or “MasterCraft Boat Holdings”), a leading innovator, designer, manufacturer and marketer of premium recreational powerboats through its three wholly-owned subsidiaries, MasterCraft Boat Company, LLC (“MasterCraft”), NauticStar, LLC (“NauticStar”), and Crest Marine LLC (“Crest”), today announced financial results for its fiscal 2019 second quarter ended December 30, 2018.

Highlights:

•	Fiscal second quarter results include the financial results from the Crest acquisition that closed on October 1, 2018.
•	Net sales for the second quarter increased to $121.5 million, up 55.0 percent from $78.4 million in the prior-year period.
•	Second quarter gross profit rose to $27.1 million, up 35.8 percent from $19.9 million in the prior-year period.
•	Net income totaled $10.2 million for the fiscal 2019 second quarter, a gain of $2.2 million, or 27.2 percent, from the prior-year period.
•	Diluted earnings per share increased in the fiscal 2019 second quarter by $0.11, up 25.6 percent, to $0.54, from the prior-year period.
•	Adjusted EBITDA, a non-GAAP measure, grew 35.6 percent to $18.6 million from $13.7 million in the prior-year period.
•	Fully diluted Adjusted Net Income per share, a non-GAAP measure, grew $0.20 in the second quarter of fiscal 2019, a 45.5 percent increase, to $0.64, up from $0.44 in the prior-year period.
•	Year-to-date the company made debt payments of $8.7 million, enabled by its strong cash generation.

Terry McNew, President and Chief Executive Officer, commented, “I am extremely pleased by the hard work and determination our employees have shown over this fiscal second quarter, which is reflected in our record levels of net sales, gross profit, adjusted net income and adjusted EBITDA. We’ve been able to execute at a high level while integrating Crest into our organization, implementing significant product development and manufacturing changes at NauticStar, and finalizing preparations for the launch of our exciting new brand, Aviara, while driving adjusted earnings per share growth of 45.5 percent year-over-year. We continue to see strong retail and wholesale momentum in our core MasterCraft brand, and are starting to see the benefits of the manufacturing changes implemented at NauticStar, which are reflected in the 430 basis point gross margin improvement at the brand versus our fiscal first quarter. In addition, our acquisition of Crest has exceeded our expectations, with Crest delivering net sales and profitability levels ahead of our estimates.”

McNew continued, “Throughout our fiscal second quarter, we continued to see year-over-year increases in retail demand for our products and our dealer inventory turns remained at healthy seasonal levels. With the official launch of our Aviara brand at the 2019 Miami Boat Show in February, we will now have brands focused on four of the fastest growing segments of the overall powerboat industry – performance sport boats, outboard saltwater fishing boats, pontoon boats and luxury day boats. We are especially excited to announce that we have united with MarineMax, the nation’s largest recreational boat and yacht retailer, to be our distribution partner for Aviara.”

“As we look to wrap up the second half of our fiscal year, our focus will be on continuing to leverage our industry-leading strengths in operational excellence and financial management to further improve output, quality, margins and cash flow across all of our brands, as we continue our rapid growth.”

Second-Quarter Results

Total net sales for the fiscal second quarter were $121.5 million, reflecting an increase of $43.1 million, or 55.0 percent, compared to $78.4 million for the prior-year period. The Crest acquisition added $25.9 million of net sales in the second quarter. MasterCraft’s net sales increased 31.2 percent, or $18.2 million, driven by a favorable product mix, price increases and a 32.3 percent increase in unit volume, partially due to an extra week of production in the fiscal second quarter given the timing of the planned holiday shutdown compared to prior year. This increase in net sales was partially mitigated by increased retail rebate expense due to the timing impact from the new revenue recognition standard, as well as by higher sales discounts given to Canadian and European dealers impacted by the retaliatory import tariffs.

Said McNew, “We made the strategic decision to partially offset the import tariff for our Canadian and European dealers, which we believe provided us with a competitive advantage.”

NauticStar’s net sales decreased 5.0 percent, or $1.0 million, due to lower wholesale units driven by a scheduled pullback in production as NauticStar’s facility is retrofitted to handle new, larger boat models being introduced throughout calendar year 2019, offset by an increase in average selling price driven by a favorable model mix and price increases.

Fiscal second quarter gross profit increased $7.1 million, or 35.8 percent, to $27.1 million compared to $19.9 million for the prior-year period. The inclusion of Crest accounted for $4.5 million of the increase, while MasterCraft contributed $3.2 million to the increase in gross profit. NauticStar’s gross profit declined $0.5 million. On a consolidated basis, gross margin decreased to 22.3 percent for the fiscal second quarter compared to 25.4 percent for the prior-year period. The decrease was primarily due to the dilutive effect from the inclusion of Crest, higher warranty costs, the planned decline in NauticStar net sales, and higher retail sales incentives due to the timing impact from the new revenue recognition standard and the company’s decision to offset a portion of the retaliatory import tariffs impacting Canadian and European dealers. The decrease was partially offset by growth in MasterCraft unit sales volume, and favorable product mix and price increases at both MasterCraft and NauticStar.

Operating expenses for the fiscal second quarter increased $2.7 million, or 31.6 percent, to $11.4 million compared to $8.6 million for the three months ended December 30, 2017. This increase was mainly due to the inclusion of Crest, an increase in compensation costs from added headcount to support growth initiatives, and start-up costs associated with the company’s new Aviara brand, offset by MasterCraft’s annual dealer meeting falling in the fiscal 2019 first quarter compared to the fiscal second quarter in the prior year. As a percentage of net sales, operating expenses decreased during the fiscal second quarter compared to the prior-year period, to 9.4 percent of net sales from 11.0 percent of net sales, respectively.

Second quarter net income totaled $10.2 million, versus $8.0 million for the year-earlier period driven by the inclusion of Crest, continued strong net sales momentum at MasterCraft, and reduced tax rates from the enactment of the Tax Cuts and Jobs Act. Adjusted Net Income of $12.1 million, or $0.64 per share, on a fully diluted, weighted average share count of 18.9 million shares, was computed using the company’s estimated annual effective tax rate of approximately 22.5 percent versus 29.0 percent in the prior period. This compares to Adjusted Net Income of $8.2 million, or $0.44 per fully diluted share, in the prior-year period.

Adjusted EBITDA was $18.6 million for the fiscal second quarter, compared to $13.7 million in the prior-year period. Adjusted EBITDA margin was 15.3 percent, down from 17.5 percent in the fiscal 2018 second quarter.

See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Net Income to the most directly comparable financial measures presented in accordance with GAAP.

Fiscal 2019 Outlook

“With the first half of our fiscal 2019 completed, we continue to expect strong top-line and bottom-line growth, along with record-levels of cash flow generation. These will be driven by the Crest acquisition, continued strong demand for our core MasterCraft products, healthy dealer inventory across all our segments, product development initiatives at NauticStar, and the realization of operational improvement initiatives at NauticStar and Crest,” concluded McNew.

On a top-line basis, the company expects low 40 percent net sales growth over fiscal 2018, driven by a higher contribution from the Crest acquisition. Adjusted EBITDA margins are expected to be in the mid-to-high 16 percent range, principally driven by higher net sales contribution from Crest, which is dilutive to margins. Adjusted earnings per share growth is expected to be in the low 30 percent range. This guidance is adjusted for non-GAAP measures, including acquisition-related expenses, acquisition-related intangible amortization and a 22.5 percent estimated annual effective tax rate (see “Non-GAAP Measures” below for more detail).

For the third fiscal quarter ending in March, year-over-year net sales growth is expected to be in the low 30 percent range, reflecting lower growth at MasterCraft compared to fiscal second quarter due to one less production week given the timing of the fiscal 2019 planned holiday shutdown compared to fiscal 2018, partially offset by a higher net sales contribution from Crest. Adjusted EBITDA margins will be in the 16 percent range driven by the dilutive effect of Crest. Adjusted EPS percentage growth is expected to be in the high teens percent range.

Conference Call and Webcast Information

MasterCraft Boat Holdings, Inc. will host a live conference call and webcast to discuss fiscal second quarter results today, February 7, 2019, at 5:00 p.m. ET. To access the call, dial (800) 219-6861 (domestic) or (574) 990-1024 (international) and provide the operator with the conference ID 2263469. Please dial in at least 10 minutes prior to the call. To access the live webcast, go to the investor section of the company’s website, www.mastercraft.com, on the day of the conference call and click on the webcast icon.

For an audio replay of the conference call, dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and enter audience passcode 2263469. The audio replay will be available beginning at 8 p.m. ET on Thursday, February 7, 2019, through 11:59 p.m. ET on Thursday, February 21, 2019.

About MasterCraft Boat Holdings, Inc.

Headquartered in Vonore, Tenn., MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) is a leading innovator, designer, manufacturer and marketer of premium recreational powerboats through its four brands, MasterCraft, NauticStar, Crest and Aviara. Through these four premium brands, MasterCraft Boat Holdings has leading market share positions in three of the fastest growing segments of the powerboat industry – performance sport boats, outboard saltwater fishing and pontoon boats – while entering the large, growing luxury day boat segment. For more information about MasterCraft Boat Holdings, and its four brands, visit: Investors.MasterCraft.com,  www.MasterCraft.com,  www.NauticStarBoats.com,  www.CrestPontoonBoats.com, and www.AviaraBoats.com.

Forward-Looking Statements

This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can often be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include statements in this press release concerning an exciting pipeline of launches; our ability to continue our operating momentum, capture additional market share and deliver continued growth; expectations regarding driving margin expansion, sales increases and organic growth; our fiscal 2019 outlook and key growth initiatives; the impact of the Tax Cuts and Jobs Act; and our anticipated financial performance for fiscal 2019.

Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including general economic conditions, demand for our products, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our large fixed cost base, the successful integration of Crest Marine, LLC into our business, recent changes to U.S. federal income tax law, the overall impact and interpretation of which remain uncertain, and the successful introduction of our new products. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2018, filed with the Securities and Exchange Commission (the “SEC”) on September 7, 2018, in our Quarterly Report on Form 10-Q for the fiscal quarter ended December 30, 2018, filed with the SEC on November 8, 2018 and our other filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements. The discussion of these risks is specifically incorporated by reference into this press release.

Any such forward-looking statements represent management's estimates as of the date of this press release. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue or cause our views to change, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Use of Non-GAAP Financial Measures

To supplement the Company’s condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables immediately following the condensed consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.

Results of Operations for the Three and Six Months Ended December 30, 2018

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	December 30,	December 31,	December 30,	December 31,
	2018	2017	2018	2017

Net sales	$121,541	$78,435	$215,182	$143,484
Cost of sales	94,467	58,501	164,905	105,387
Gross profit	27,074	19,934	50,276	38,097
Operating expenses:
Selling and marketing	4,257	3,672	8,547	6,409
General and administrative	7,108	4,955	13,880	9,290
Amortization of intangible assets	987	525	1,517	552
Total operating expenses	12,352	9,152	23,944	16,251
Operating income	14,722	10,782	26,333	21,846
Other expense:
Interest expense, net	2,042	1,139	2,962	1,630
Income before income tax expense	12,680	9,643	23,370	20,216
Income tax expense	2,492	1,634	4,718	5,161
Net income	$10,188	$8,009	$18,652	$15,055

Earnings per common share:
Basic	$0.55	$0.43	$1.00	$0.81
Diluted	$0.54	$0.43	$0.99	$0.81
Weighted average shares used for computation of:
Basic earnings per share	18,653,111	18,619,834	18,649,575	18,617,467
Diluted earnings per share	18,772,322	18,702,352	18,770,543	18,694,489

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share data)

	December 30,	June 30,
	2018	2018
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$18,494	$7,909
Accounts receivable — net of allowances of $39 and $51, respectively	6,394	5,515
Income tax receivable	1,057	—
Inventories — net	27,685	20,467
Prepaid expenses and other current assets	3,505	3,295
Total current assets	57,135	37,186
Property, plant and equipment — net	27,540	22,265
Intangible assets — net	84,773	51,046
Goodwill	101,389	65,792
Deferred debt issuance costs — net	508	383
Other	252	252
Total assets	$271,597	$176,924
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$13,945	$17,266
Income tax payable	—	705
Accrued expenses and other current liabilities	39,491	27,866
Current portion of long term debt, net of unamortized debt issuance costs	10,645	5,069
Total current liabilities	64,081	50,906
Long term debt, net of unamortized debt issuance costs	135,520	70,087
Deferred income taxes	977	1,427
Unrecognized tax positions	2,294	1,982
Total liabilities	202,872	124,402
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 18,726,190 shares at December 30, 2018 and 18,682,338 shares at June 30, 2018	187	187
Additional paid-in capital	114,694	114,052
Accumulated deficit	(46,156)	(61,717)
Total stockholders' equity	68,725	52,522
Total liabilities and stockholders' equity	$271,597	$176,924

Supplemental Operating Data

The following table sets forth certain supplemental operating data for the periods indicated:

	Three Months Ended			Six Months Ended
	December 30,	December 31,	%	December 30,	December 31,	%
	2018	2017	Variance	2018	2017	Variance
	(Unaudited)			(Unaudited)
	(Dollars in thousands)			(Dollars in thousands)
Unit volume:
MasterCraft	893	675	32.3%	1,741	1,450	20.1%
NauticStar	480	526	(8.7)%	906	526	72.2%
Crest	675	—		675	—
MasterCraft sales	$76,397	$58,239	31.2%	$152,631	$123,288	23.8%
NauticStar sales	$19,196	$20,196	(5.0)%	$36,603	$20,196	81.2%
Crest sales	$25,948	$—		$25,948	$—
Consolidated sales	$121,541	$78,435	55.0%	$215,182	$143,484	50.0%
Per Unit:
MasterCraft sales	$86	$86	(0.8)%	$88	$85	3.1%
NauticStar sales	$40	$38	4.2%	$40	$38	5.2%
Crest sales	$38	$—		$38	$—
Consolidated sales	$89	$65	35.5%	$81	$73	12.0%
Gross margin	22.3%	25.4%		23.4%	26.6%

Non-GAAP Measures

We define EBITDA as earnings before interest expense, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to eliminate certain non-cash charges and unusual items that we do not consider to be indicative of our ongoing operations, including acquisition related expenses associated with the acquisitions of NauticStar and Crest, our stock-based compensation expense, and start-up costs for our new Aviara brand. We define Adjusted net income as net income adjusted to eliminate certain non-cash charges and unusual items that we do not consider to be indicative of our ongoing operations, such as acquisition expenses associated with the acquisitions of NauticStar and Crest (including intangible amortization associated with the acquisitions, including prior year acquisitions), our stock-based compensation expense, start-up costs for our  new Aviara brand and an adjustment for income tax expense at a normalized annual effective tax rate.  We define Adjusted EBITDA margin as Adjusted EBITDA expressed as a percentage of net sales. Adjusted EBITDA, Adjusted net income and Adjusted EBITDA margin are not measures of net income or operating income as determined under accounting principles generally accepted in the United States, which we refer to as GAAP. Adjusted EBITDA and Adjusted net income are not measures of performance in accordance with GAAP and should not be considered as an alternative to net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow for management’s discretionary use. We believe that the inclusion of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income is appropriate to provide additional information to investors because securities analysts, noteholders and other investors use these non-GAAP financial measures to assess our operating performance across periods on a consistent basis and to evaluate the relative risk of an investment in our securities. We use Adjusted net income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP alone measures.  We believe Adjusted net income assists our board of directors, management and investors in comparing our net income on a consistent basis from period to period because it removes non-cash and non-recurring items.  Adjusted EBITDA and Adjusted net income have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	Adjusted EBITDA does not reflect our tax expense or any cash requirements to pay income taxes;
•	Adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest payments on our indebtedness; and
•

Adjusted net income and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters we do not consider to be indicative of our ongoing operations, but may nonetheless have a material impact on our results of operations.

In addition, because not all companies use identical calculations, our presentation of Adjusted EBITDA and Adjusted net income may not be comparable to similarly titled measures of other companies, including companies in our industry.

Furthermore, certain non-GAAP financial measures presented have been provided for comparison purposes only and these non-GAAP financial measures may change in the future based on our calculations and forecasts regarding the interpretation of certain recent changes to U.S. federal income tax law and anticipated impacts on our financial results.

The following table sets forth a reconciliation of net income as determined in accordance with U.S. GAAP to Adjusted EBITDA for the periods indicated:

	Three Months Ended		Six Months Ended
	December 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017
	(Unaudited)		(Unaudited)
	(Dollars in thousands)		(Dollars in thousands)
Net income	$10,188	$8,009	$18,652	$15,055
Income tax expense	2,492	1,634	4,718	5,161
Interest expense, net	2,042	1,139	2,962	1,630
Depreciation and amortization	1,923	1,478	3,359	2,210
EBITDA	16,645	12,260	29,692	24,056
Transaction expense(a)	699	605	2,017	1,486
Inventory step-up adjustment – acquisition related	382	501	382	501
New brand start-up costs(b)	483	85	763	104
Stock-based compensation	404	264	788	528
Adjusted EBITDA	$18,613	$13,715	$33,642	$26,675
Adjusted EBITDA margin	15.3%	17.5%	15.6%	18.6%

(a)	Represents fees, expenses and integration costs associated with our acquisitions of NauticStar and Crest.
(b)	Represents startup costs associated with Aviara - a completely new boat brand in a segment of the market neither MasterCraft, NauticStar nor Crest serves.

The following table sets forth a reconciliation of net income as determined in accordance with U.S. GAAP to Adjusted Net Income for the periods indicated:

	Three Months Ended		December 30, 2018
	December 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017
	(Unaudited)		(Unaudited)
	(Dollars in thousands, except for share and per share amounts)		(Dollars in thousands, except for share and per share amounts)
Net income	$10,188	$8,009	$18,652	$15,055
Income tax expense	2,492	1,634	4,718	5,161
Transaction expense(a)	699	605	2,017	1,486
Amortization of acquisition intangibles	961	498	1,464	498
Inventory step-up adjustment – acquisition related	382	501	382	501
New brand start-up costs(b)	483	85	763	104
Stock-based compensation	404	264	788	528
Adjusted Net Income before income taxes	15,609	11,596	28,784	23,333
Adjusted income tax expense(c)	3,512	3,363	6,476	6,767
Adjusted Net Income	$12,097	$8,233	$22,308	$16,566

Pro-forma Adjusted net income per common share
Basic	$0.65	$0.44	$1.20	$0.89
Diluted	$0.64	$0.44	$1.18	$0.88
Pro-forma weighted average shares used for the computation of:
Basic Adjusted net income per share(d)	18,655,644	18,619,834	18,653,187	18,619,834
Diluted Adjusted net income per share(d)	18,851,590	18,792,214	18,865,371	18,795,225

(a)	Represents fees, expenses and integration costs associated with our acquisitions of NauticStar and Crest.
(b)	Represents startup costs associated with Aviara - a completely new boat brand in a segment of the market neither MasterCraft, NauticStar nor Crest serves.
(c)	Reflects income tax expense at an estimated annual effective tax rate of 22.5% for the current period and 29% for the prior-year period.
(d)

The weighted average shares used for computation of pro-forma diluted earnings per common share gives effect to 70,546 shares of restricted stock awards, 88,412 performance stock units and 36,988 shares for the dilutive effect of stock options.

The following table shows the reconciliation of diluted net income per share to diluted Adjusted Net Income per share for the periods presented:

	Three Months Ended		December 30, 2018
	December 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017
	(Unaudited)		(Unaudited)
Net income per diluted share	$0.54	$0.43	$0.99	$0.81
Impact of adjustments:
Income tax expense	0.13	0.09	0.25	0.28
Transaction expense(a)	0.04	0.03	0.11	0.08
Amortization of acquisition intangibles	0.05	0.03	0.08	0.03
Inventory step-up adjustment – acquisition related	0.02	0.03	0.02	0.03
New brand startup costs(b)	0.03	—	0.04	0.01
Stock-based compensation	0.02	0.01	0.04	0.03
Net income per diluted share before income taxes	0.83	0.62	1.53	1.27
Impact of adjusted income tax expense on net income per diluted share before income taxes(c)	(0.19)	(0.18)	(0.34)	(0.36)
Impact of increased share count(d)	—	—	—	(0)
Adjusted Net Income per diluted pro-forma weighted average share	0.64	0.44	1.19	0.88

(a)	Represents fees, expenses and integration costs associated with our acquisitions of NauticStar and Crest.
(b)	Represents startup costs associated with Aviara - a completely new boat brand in a segment of the market neither MasterCraft, NauticStar nor Crest serves.
(c)	Reflects income tax expense at an estimated annual effective tax rate of 22.5% for the current period and 29% for the prior-year period.
(d)

Reflects impact of increased share counts giving effect to the exchange of all restricted stock awards, the vesting of all performance stock units and for the dilutive effect of stock options included in outstanding shares.

Investor Contacts:

MasterCraft Boat Holdings, Inc.

George Steinbarger

Vice President, Business Development

(423) 884-7141

George.Steinbarger@mastercraft.com

Padilla

Matt Sullivan

(612) 455-1709

Matt.Sullivan@padillaco.com

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